Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of aTyr Pharma, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 17, 2021.

ASPIRE CAPITAL FUND, LLC BY: ASPIRE CAPITAL PARTNERS, LLC BY: SGM HOLDINGS CORP.		ASPIRE CAPITAL PARTNERS, LLC BY: SGM HOLDINGS CORP.

By:	/s/ Steven G. Martin	By:	/s/ Steven G. Martin
Name:	Steven G. Martin	Name:	Steven G. Martin
Title:	President	Title:	President

SGM HOLDINGS CORP.		RED CEDAR CAPITAL CORP.

By:	/s/ Steven G. Martin	By:	/s/ Erik J. Brown
Name:	Steven G. Martin	Name:	Erik J. Brown
Title:	President	Title:	President

CHRISKO INVESTORS, INC.		WML VENTURES CORP.

By:	/s/ Christos Komissopoulos	By:	/s/ William F. Blank III
Name:	Christos Komissopoulos	Name:	William F. Blank III
Title:	President	Title:	President

STEVEN G. MARTIN		ERIK J. BROWN

/s/ Steven G. Martin		/s/ Erik J. Brown

CHRISTOS KOMISSOPOULOS		WILLIAM F. BLANK III

/s/ Christos Komissopoulos		/s/ William F. Blank III